================================================================================
     As filed with the Securities and Exchange Commission on August 2, 2002
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           --------------------------

                         ZOOM TECHNOLOGIES, INC.
          (Exact Name of Registrant as Specified in its Charter)

                Delaware                             04-2621506
    (State or Other Jurisdiction of              (I.R.S. Employer
    Incorporation or Organization)            Identification  Number)

                    207 South Street, Boston, MA 02111
      (Address, Including Zip Code, of Principal Executive Offices)

                           --------------------------

       Zoom Technologies, Inc. 1998 Employee Equity Incentive Plan
                              (Full Title of Plan)
                           --------------------------

                                Frank B. Manning
                  President and Chief Executive Officer
                             Zoom Technologies, Inc.
                                207 South Street
                                Boston, MA 02111
                                 (617) 423-1072
                   (Name, Address and Telephone Number,
                Including Area Code, of Agent For Service)

                                 with a copy to:

                              Philip J. Flink, Esq.
                         Brown, Rudnick, Freed & Gesmer
            One Financial Center, Boston, Massachusetts 02111
                                 (617) 856-8200
                           --------------------------


                         CALCULATION OF REGISTRATION FEE
================================================================================
                                       Proposed      Proposed
 Title of Each Class      Amount        Maximum       Maximum     Amount of
        of                to Be        Offering      Aggregate   Registration
   Securities to Be     Registered      Price       Offering          Fee
     Registered                       Per Share(1)    Price(1)
  ------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common Stock, $.01       250,000        $0.69       $172,500        $15.87
par value                Shares (2)
================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported price of the Common Stock of Zoom Technologies, Inc. on the Nasdaq National Market on July 31, 2002.

================================================================================
(2) Includes 250,000 shares of Common Stock issuable under the Zoom Technologies, Inc. 1998 Employee Equity Incentive Plan. Such presently indeterminable number of additional shares of Common Stock are also registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.
================================================================================

     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 250,000 shares of the Registrant's Common Stock reserved for issuance under the Zoom Technologies, Inc. 1998 Employee Equity Incentive Plan, as amended (the "Plan"). Pursuant to General Instruction E of Form S-8, except as otherwise provided herein, the contents of this Registration Statement also incorporates by reference the Registrant's previously filed Registration Statements on Form S-8 (File Nos. 333-75575, 333-90191 and 333-47188) which registered an aggregate of 950,000 shares issuable under the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (b) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's documents referred to paragraph (a) above; and

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A (Registration No. 0-18672), filed on March 4, 2002 under the Exchange Act with the Securities and Exchange Commission.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.             Indemnification

     Article Ninth of the Registrant's certificate of incorporation eliminates the personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law. Article VII of the Registrant's bylaws provides that the Registrant may indemnify its officers and directors to the full extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees and agents of a corporation if such party acted in good faith in a manner he believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise in any proceeding or action.

     The Registrant's bylaws also empower it to maintain directors and officers liability insurance coverage for its directors, officers, employees or agents. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act. The Registrant has purchased a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based upon acts or omissions in their capacities as directors or officers.

     The Registrant has entered into indemnification agreements with its directors and certain of its officers pursuant to which the Registrant is contractually obligated to indemnify such persons to the fullest extent permitted by applicable law.

Item 8.             Exhibits.

Number    Description

4.1 Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

4.2 Bylaws of Zoom Technologies, Inc., filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

4.3  Specimen  Certificate of Common Stock of Zoom Technologies,  Inc., filed as
     Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

5    Legal Opinion of Brown Rudnick Berlack Israels LLP.

23.1 Consent of Brown Rudnick Berlack Israels LLP (contained in its opinion filed as Exhibit 5).

23.2 Consent of KPMG LLP

24 Power of Attorney (included on the Signature Page of this Registration Statement).

99.1 Zoom  Technologies,  Inc. 1998 Employee Equity  Incentive Plan, as amended.
     --------------------------------
* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on August 2, 2002. ZOOM TECHNOLOGIES, INC.
                                  By:   /s/ Frank B. Manning
                                      ------------------------
                                      Frank B. Manning, President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank B. Manning and Peter R. Kramer, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                               Date

  /s/ Frank B. Manning        Chairman of the Board, President    August 2, 2002
--------------------------    and Chief Executive Officer
Frank B. Manning              (Principal Executive Officer)

  /s/ Robert A. Crist         Principal Financial and             August 2, 2002
--------------------------    Accounting Officer
Robert A. Crist

  /s/ Peter R. Kramer         Director                            August 2, 2002
--------------------------
Peter R. Kramer

  /s/ Bernard Furman          Director                            August 2, 2002
--------------------------
Bernard Furman

  /s/ L. Lamont Gordon        Director                            August 2, 2002
--------------------------
L. Lamont Gordon

  /s/ J. Ronald Woods         Director                            August 2, 2002
--------------------------
J. Ronald Woods

                                  EXHIBIT INDEX

Exhibit
Number    Description

4.1 Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

4.2 Bylaws of Zoom Technologies, Inc., filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

4.3  Specimen  Certificate of Common Stock of Zoom Technologies,  Inc., filed as
     Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*
5    Legal Opinion of Brown Rudnick Berlack Israels LLP.

23.1 Consent of Brown Rudnick Berlack Israels LLP (contained in its opinion filed as Exhibit 5).

23.2 Consent of KPMG LLP

24 Power of Attorney (included on the Signature Page of this Registration Statement).

99.1 Zoom Technologies, Inc. 1998 Employee Equity Incentive Plan, as amended.
     --------------------------------
* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.

                                    EXHIBIT 5
                                                                  August 2, 2002

Zoom Technologies, Inc.
207 South Street
Boston, MA 02111

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We are general counsel to Zoom Technologies, Inc., a Delaware corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an additional 250,000 shares of the Company's Common Stock, $.01 par value (the "Shares") that may be issued pursuant to options granted under the Company's 1998 Employee Equity Incentive Plan, as amended (the "1998 Plan").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

1. a copy of the Certificate of Incorporation of the Company as in effect on the date hereof;

2.   a copy of the Bylaws of the Company as in effect on the date hereof;

3. the corporate records of the Company relating to the proceedings of stockholders and directors of the Company;

4. a certificate of U.S. Stock Transfer Corporation, the Company's transfer agent, as to the issued and outstanding shares of the Company;

5.   an Officer's Certificate as to certain matters;

6.   the 1998 Plan; and

7.   the Registration Statement.

     For purposes of this opinion,  we have assumed  without any  investigation:
(1) the legal capacity of each natural person; (2) the genuineness of each signature; (3) the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy; and (4) the completeness, accuracy and proper indexing of all governmental records.

     We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. Nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

     Our opinion contained herein is limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

     Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the 1998 Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.
                               Very truly yours,

                               /s/ Brown Rudnick Berlack Israels LLP

                                  EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Zoom Technologies, Inc.

     We consent to the use of our reports incorporated herein by reference and to the references to our firm in the registration statement.




/s/ KPMG LLP

Boston, Massachusetts
August 2, 2002

                                  Exhibit 99.1

                             ZOOM TECHNOLOGIES, INC.
                       1998 EMPLOYEE EQUITY INCENTIVE PLAN
                           AS AMENDED ON JUNE 11, 2002

Section 1.  Name and Purpose

     This plan shall be known as the Zoom Technologies, Inc. 1998 Employee Equity Incentive Plan, as amended (the "Plan"). The purpose of the Plan is to attract and retain employees and provide an incentive for them to assist Zoom Technologies, Inc. (the "Company") to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

Section 2.  Definitions

(a)  "Award" means any Option awarded under the Plan.

(b)  "Board" means the Board of Directors of the Company.

(c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(d) "Committee" means the Stock Option Committee of the Board, or such other committee of not less than three members of the Board appointed by the Board to administer the Plan.

(e) "Common Stock" or "Stock" means the Common Stock, $.01 par value, of the Company.

(f) "Company" means Zoom Technologies, Inc. and any business entity in which Zoom Technologies, Inc. owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

(g) "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

(h) "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Board in good faith or in the manner established by the Board from time to time.

(i) "Nonqualified Stock Option" means an option to purchase shares of Common Stock, awarded to a Participant under Section 6, which is not intended to comply as an incentive stock option under Section 422 of the Code or any successor provision.

(j)  "Option" means a Nonqualified Stock Option.

(k) "Officer" means any individual who is a designated corporate officer of the Company or is deemed an officer of the Company under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor or supplementary law, rule or regulation), or is deemed an officer under Rule 4310 of the Marketplace Rules of The Nasdaq Stock Market, Inc (or any successor or supplementary law, rule or regulation).

(l) "Participant" means a person eligible pursuant to Section 4 hereof and selected by the Board to receive an Award under the Plan.

Section 3.  Administration

     The Plan shall be administered by the Committee. The Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Board's decisions shall be final and binding. To the extent permitted by applicable law, the Board may delegate to the Committee the power to make Awards to Participants and all determinations under the Plan with respect thereto.

Section 4.  Eligibility

     All employees of the Company, other than Officers and directors of the Company, are eligible to be Participants in the Plan.

Section 5.  Stock Available for Awards

(a) Subject to adjustment under subsection (b), Awards may be made under the Plan of Options to acquire not in excess of 1,200,000 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment for the Award or any tax obligation thereon, the shares subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired Company shall not reduce the shares available for Awards under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) In the event that the Board determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board, shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Board may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Section 6.  Stock Options

(a) Subject to the provisions of the Plan, the Board may award Nonqualified Stock Options and determine the number of shares to be covered by each Option, the Option Price therefor and the conditions and limitations applicable to the exercise of the Option.

(b) The Board shall establish the Option Price at the time each Option is awarded.

(c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award or thereafter. The Board may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Board at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionholder, including restricted stock, valued at their Fair Market Value on the date of delivery, by the reduction of the shares of Common Stock that the optionholder would be entitled to receive upon exercise of the Option, such shares to be valued at their Fair Market Value on the date of exercise, less their Option Price (a so-called "cashless exercise"), or such other lawful consideration as the Board may determine. In addition, an optionholder may engage in a successive exchange (or series of exchanges) in which the shares of Common Stock that such optionholder is entitled to receive upon the exercise of an Option may be simultaneously utilized as payment for the exercise of an additional Option or Options.

(e) The Board may provide for the automatic award of an Option upon the delivery of shares to the Company in payment of an Option for up to the number of shares so delivered.

Section 7.  General Provisions Applicable to Awards

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

(b) Board Discretion. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of award or at any time thereafter. Without limiting the foregoing, an Award may be made by the Board, in its discretion, to any 401(k), savings, pension, profit sharing or other similar plan of the Company in lieu of or in addition to any cash or other property contributed or to be contributed to such plan.

(c) Settlement. The Board shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Board may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

(d) Termination of Employment. The Board shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Board in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise of the Award had the Award been currently exercisable, (iii) adjust the terms of the Award in a manner determined by the Board to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Board may consider equitable and in the best interests of the Company.

(f) Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(g) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

Section 8.  Miscellaneous

(a) No Right To Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

(c)  Governing   Law.  The   provisions   of  the  Plan  shall  be  governed  by
     and  interpreted  in accordance  with the laws of the State of Delaware.

(d) Indemnity. Neither the Board nor the Committee, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

(e)  Amendment  of  Plan.  The  Board  may  amend,   suspend  or  terminate  the
     Plan or any portion thereof at any time.